Exhibit 5(a)


                   (PP&L LETTERHEAD APPEARS HERE)

                                                     February 2, 2000


PP&L Resources, Inc.
Two North Ninth Street
Allentown, Pennsylvania 18101


Dear Sirs:

         I am Senior Counsel of PP&L, Inc. ("PP&L") and, as such, am familiar with the affairs of PP&L and its parent company, PP&L Resources, Inc. ("Resources").

         With respect to the registration statement on Form S-8 (the "Registration Statement") to be filed by Resources on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Incentive Compensation Plan and the Incentive Compensation Plan for Key Employees, each as Amended and Restated as of January 1, 1999 (the "Plans") and 6,500,000 shares of Resources' Common Stock (the "Shares"), par value $.01 per share, in connection therewith, I wish to advise you as follows:
`
         I am of the opinion that Resources is a corporation validly organized and existing under the laws of the Commonwealth of Pennsylvania and is duly qualified to carry on the business which it is now conducting in that Commonwealth.

         I am further of the opinion that the Shares that have been awarded to participants in the Plans ("Participants") have been validly issued and are fully paid and nonassessable and that, when appropriate action has been taken by the Compensation and Corporate Governance Committee of the Board of Directors of Resources or the Corporate Leadership Council of Resources, as applicable, and when such Shares have been awarded to Participants, or issued upon exercise of options granted to Participants, in each case in accordance with the provisions of the Plans, any Shares to be so awarded or issued to such Participants will be validly issued, fully paid and nonassessable.

         I am of the opinion that the Common Stock of Resources is exempt from existing personal property taxes in the Commonwealth of Pennsylvania.

         I have reviewed those statements of law and legal conclusions stated to be made upon my authority in the Registration Statement and, in my opinion, such statements are correct.



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         I hereby consent to the use of this opinion as an exhibit to the
Registration Statement and to the use of my name in the Registration Statement. I also hereby give my consent to the use of my name in the opinion of Simpson Thacher & Bartlett, filed as an exhibit to said Registration Statement.
                                                     Very truly yours,


                                                     /s/ Michael A. McGrail







































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